Exhibit 99.1

Media Contact:
Doug Coffey United Defense (703) 312-6121

Monty Dickinson United States Marine Repair (619) 238-1000, ext. 2005

Investor Relations Contact:
Jayne Schmitt United Defense (703) 312-6122

United Defense to Acquire United States Marine Repair
Acquisition Balances Portfolio, Enhances Growth, Expands U.S. Navy Support

ARLINGTON, VA, May 28, 2002 – United Defense Industries (NYSE:UDI) announced today that it has agreed to acquire closely held United States Marine Repair, Inc., the nation’s leading provider of non-nuclear ship repair, modernization, overhaul and conversion services to the United States Navy, for $316 million.

Based in Norfolk, Va., United States Marine Repair serves defense and commercial customers at six strategically located ship repair operations in the major ports of Norfolk, Va.; San Diego, San Francisco and San Pedro, Calif.; Pearl Harbor, Hawaii; and Ingleside, Texas. In addition to the company’s primary customer, the U.S. Navy, its current customers include the Military Sealift Command, the U.S. Army, the Maritime Administration, the U.S. Coast Guard, and commercial cruise lines such as Holland-America and Royal Caribbean. In the 12-month period ended March 31, 2002, United States Marine Repair reported revenue of $431.7 million, net income of $12.3 million and adjusted EBITDA of $47.8 million.

“This transaction balances and diversifies United Defense’s portfolio, gives us a strategic growth platform and expands our mission to support the U.S. Navy with superior technology and services,” said United Defense President and Chief Executive Officer Tom Rabaut. “As the leader in non-nuclear ship repair and modernization, United States Marine Repair brings a track record of excellence, expertise and on-time delivery. This acquisition is an ideal fit that complements United Defense’s current programs for the U.S. Navy.”

Rabaut said United Defense expects this transaction to be immediately accretive to earnings in the second half of 2002 in the range of approximately 5 to 10 percent annually. United Defense expects the acquisition to add approximately $200 million in incremental revenue in 2002, all in the second half of the year, Rabaut added.

United Defense initiated acquisition discussions in March 2002 after United States Marine Repair filed a registration statement with the Securities and Exchange Commission for an initial public offering of its common stock. As a result of the transaction, United States Marine Repair will withdraw the S-1 registration.

“This acquisition reflects our long-term strategy to increase revenue, profits and shareholder value by expanding our role as a leading systems integrator and prime contractor for the U.S. Department of Defense and allied militaries,” Rabaut said. “Naval ship modernization is a national defense priority. Adding United States Marine Repair enhances our company’s ability to offer full life cycle support for Navy ship repair, maintenance and modernization programs, just as we do on many Army programs today.”

Al Krekich, chief executive officer of United States Marine Repair, said: “This merger with United Defense is a winning combination for our companies, our customers and our employees. I expect a smooth and positive integration process because there is no redundancy in the services we provide for our primary customer, the U.S. Navy.”

United Defense plans to retain the management of United States Marine Repair and the company’s employees. Krekich will continue to lead United States Marine Repair, which will become a business unit of United Defense Industries.

Acquisition Process
United Defense is acquiring United States Marine Repair from affiliates of The Carlyle Group. The Carlyle Group holds approximately 49 percent of the fully-diluted shares outstanding of United Defense, which became a public company in December 2001. Rabaut emphasized that United Defense took steps to ensure an objective review of the acquisition. Carlyle executives who serve on United Defense’s Board of Directors were excluded from the company process of negotiating and authorizing the transaction. Merrill Lynch also provided a fairness opinion to United Defense’s Board of Directors.

United Defense expects to complete the transaction by the end of June 2002. The company is using a combination of cash on hand and additional borrowings to finance the transaction. The company said pro-forma debt would be 3.5 times EBITDA after the transaction closes, deleveraging to 2.1 times within 18 months.

United Defense is a leader in the design, development and production of combat vehicles, artillery, naval guns, missile launchers and precision munitions used by the U.S. Department of Defense and allies worldwide. The company supports the Navy’s critical mission in the 21st century with technology that gives U.S. ships and sailors a potent advantage at sea. The technology includes the Mk 45 Naval Gun System, armament modeling and simulation technologies, advanced marine propulsion and automated ammunition-handling systems. United Defense is also developing the Advanced Gun System for the U.S. Navy’s DD(X), the next generation family of surface combatants. To learn more about United Defense, visit www.uniteddefense.com.

Conference Call

United Defense has scheduled a conference call for 11 a.m. Eastern Standard Time today to review the acquisition. The dial-in-numbers to access this operator-assisted call are 1 888-482-0024 in the U.S. (toll-free) or 617-801-9702 (toll for international callers).

The call will also be broadcast live over the Internet through a link in the Investors section of United Defense’s Web site at www.uniteddefense.com. Please allow fifteen minutes prior to the call to visit the site to download and install any necessary audio software.

If you are unable to listen to the live call, please access www.uniteddefense.com at any time beginning after 2:00 pm on May 28 through June 3 to listen to a replay of the Webcast.

Forward-Looking Statements
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to United Defense Industries, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in the Company’s registration statement dated December 13, 2001 on Form S-1 and in our other reports filed from time to time with the Securities and Exchange Commission.

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